EXHIBIT 99.1

24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218 998-4301 Fax: 218 998-4302 ahicks@otaellc.com www.ottertailethanol.com

January 11, 2010

Otter Tail Ag Enterprises, LLC could become a new sustainable Bio-Energy Center

Otter Tail Ag Enterprises, LLC (OTAE) CEO Anthony Hicks is enthusiastic about a new sustainable Bio-Energy Center—which some feel will lead the effort toward energy independence in the United States—under consideration for the Otter Tail AG ethanol plant.  “The project has the potential to create new jobs and revenues, is cost effective, not water intensive, environmentally clean and adds value to the bottom line, which is why I am excited about the concept,” says Hicks.

Hicks acknowledges the partnerships required to bring the Bio-Energy Center to the Otter Tail plant.  “This project has fostered cooperation between a rural electric cooperative, Federal and State governmental agencies and private sector companies to create and enhance the Bio-Energy Center partnerships,” Hicks said. “Lake Region Electric Cooperative of Pelican Rapids along with Growth Design Corporation and Great River Energy are working together with us on plans to produce biodiesel and generate electricity at the plant using byproducts from the ethanol process.”

Biodiesel technology uses a process invented by SarTec Co. and Augsburg College in Minneapolis.  According to Bill Luetscher, Executive VP of Growth Design Corporation, “the plant will utilize a revolutionary new production technology known as the Mcgyan process.  Industry analysts have been surprised by how well the Mcgyan Process works and its implications for fuel production worldwide. This process has many advantages over previous biodiesel production methods,” says Luetscher.  “It can convert a much wider range of feedstock oils and animal fats into biodiesel, including the byproducts from ethanol production. The Mcgyan Process recycles the catalyst and alcohol necessary to make biodiesel; it reduces the reaction time from hours to seconds; and it doesn't use water or dangerous chemicals. In short, it can make more biodiesel quickly and with a minimal impact on the environment.”

In addition to biodiesel, the Otter Tail plant could produce electricity. Plant byproducts would be supplied to an on-site anaerobic digester that produces methane. The methane will fuel a generator set to produce electricity. The process produces “green power” that is renewable energy, emits no harmful greenhouse gases and will be supplied to the local power grid. The digester will also help recycle water back to plant, supply fertilizer to local farmers and substantially decrease the amount of natural gas consumed by the ethanol process.

 “This new Bio-Energy Center concept shows what is possible when we work together, and may be an example for other ethanol plants to follow. It is an example of sustainable energy development that could benefit other rural communities. I’m proud to say it could begin at the Otter Tail Ag plant” says Tim Thompson, Lake Region Electric Cooperative CEO.

For further information contact: Anthony Hicks, CEO, OTAE or
Tim Thompson CEO Lake Region Electric Coop, 800-552-7658.

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include but are not limited to the Company’s  expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009. The information contained in this release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this release.